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                   SECURITIES AND EXCHANGE COMMISSION

                        Washington, D.C.  20549

                               FORM 11-K


[ X ] ANNUAL REPORT PURSUANT TO SECTION 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934 [FEE REQUIRED]

     For the fiscal year ended:  December 31, 1994

                                  OR

[   ]     TRANSITION REPORT PURSUANT TO SECTION 15(d) OF THE
          SECURITIES EXCHANGE ACT OF 1934 [NO FEE REQUIRED]

     For the transition period from _____________ to ______________


Commission File Number:  1-10182




  THE DELFIELD COMPANY 401(k) SAVINGS AND PROFIT SHARING RETIREMENT PLAN
                         (Full Title of Plan)



                       SCOTSMAN INDUSTRIES, INC.
                      775 Corporate Woods Parkway
                     Vernon Hills, Illinois  60061
        (Name of Issuer of the Securities Held Pursuant to the
        Plan and the Address of its Principal Executive Office)

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     The financial  statements and  schedules included in  this Annual
Report on Form 11-K for the Fiscal Year Ended December 31, 1994 have been separately filed in paper under cover of Form SE in accordance with Instruction E to Form 11-K and Item 311 (c) of Regulation S-T.

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                              SIGNATURES

     THE PLAN. Pursuant to the requirements of the Securities Exchange Act of 1934, the trustees of The Delfield Company 401(k) Savings and Profit Sharing Retirement Plan have duly caused this annual report to be signed on its behalf by the undersigned hereunto duly authorized.


June 26, 1995

                                   The Delfield Company 401(k) Savings
                                    and Profit Sharing Retirement Plan



                                   By:/s/ Kevin E. McCrone
                                      --------------------------------
                                        Kevin E. McCrone, trustee


                                   By:/s/ W. Joseph Manifold
                                      --------------------------------
                                        W. Joseph Manifold, trustee


                                   By:/s/ Ronald A. Anderson
                                      --------------------------------
                                        Ronald A. Anderson, trustee

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                               EXHIBIT INDEX
                              ---------------


Exhibit Number                  Description                     Page Number
- --------------                  -----------                     ----------

   23.1          Consent of Andrews Hooper & Pavlik P.L.C.            5